Exhibit 99.1

Corporate Presenters:

Garrett Winslow, General Counsel of Spring Bank

Martin Driscoll, President and CEO of Spring Bank

Eliot Forster, Chief Executive Officer of F-star Therapeutics

Operator

Good day and welcome to the Spring Bank Pharmaceuticals & F-Star Therapeutics Business Combination call.  All participants will be in listen-only mode.  Should you need assistance, please signal a Conference Specialist by pressing the star key followed by Zero.

After today’s presentation, there will be an opportunity to ask questions.  To ask a question, you may press * then 1 on your touch-tone phone.  To withdraw your question, please press * then 2.

Please note this event is being recorded.  I would now like to turn the conference over to Garrett Winslow, General Counsel of Spring Bank Pharmaceuticals.  Please go ahead.

Garrett Winslow

Thank you, Jason, and good morning, everyone. Turning to Slide 2 of the presentation. Please note that today’s conference call will contain statements about future expectations and plans that constitute forward-looking statements for purposes of the Safe Harbor provisions under the Private Securities Litigation Reform Act of 1995. The words believe, anticipate, plan, potential, expect and other words denoting future events identify statements as forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those disclosed in the presentation and the press release that we issued yesterday, July 29, 2020, as well as risk factors contained in Spring Bank’s SEC filings.

Joining me on today’s call are Martin Driscoll, President and Chief Executive Officer of Spring Bank, and Eliot Forster, Chief Executive Officer of F-star Therapeutics. Upon the anticipated closing of the share exchange transaction between Spring Bank and F-star, Eliot will become the President and CEO of the combined company. I will now turn the call over to Marty.

Martin Driscoll

Thank you, Garrett, and hello everyone and thank you for joining us on our call today.  As Garrett just mentioned, we announced yesterday afternoon that we have entered into a definitive share exchange agreement with privately-held F-star Therapeutics and its shareholders. I am very excited to discuss the proposed transaction to strategically combine Spring Bank Pharmaceuticals and F-star Therapeutics. I am honored to be joined on this call by Eliot Forster, a highly-accomplished biopharmaceutical executive and the CEO of F-star, who, as Garrett just mentioned, will become the President and CEO of the combined company upon the anticipated closing of the share exchange. Following my brief discussion of this proposed transaction, I will turn the call over to Eliot who will describe the exciting research underway at F-star and the key strategies, projects, and milestones planned that are planned for the combined company that will emerge from this strategic combination of Spring Bank and F-star. When Eliot completes his presentation, we will take questions.

Following the decision by the Spring Bank board earlier this year to discontinue Spring Bank’s Hepatitis B development programs based on the emergence of unexpected safety issues uncovered in the inarigivir Phase 2b clinical trials, our board engaged in a review of the strategic options for our company. This review by the board led to a decision to hire Ladenburg Thalmann as a financial advisor to the board and to engage in a broad-based marketing outreach effort to seek a potential strategic combination of Spring Bank with another firm primarily focused on immuno-oncology development. Our objective was to create a strategic combination that would yield a stronger company with the potential to create medicines for patients with cancer while increasing shareholder value. In our view, this broad-based effort was a significant success with the execution of this share exchange agreement for the proposed transaction with F-star.

We are excited to present this opportunity to the Spring Bank stockholders, as this proposed transaction will yield a new company with a broader portfolio of clinical-stage oncology assets with sufficient capital resources to execute on its business plan. Importantly, the combined company will be led by a management team highly experienced in the development of immunotherapeutic oncology products. This transaction is one that the Spring Bank board is excited about for many reasons.

F-star is a clinical stage immuno-oncology company focused on the mission to develop innovative best-in-class, tetravalent, bispecific antibodies. F-star will have three programs in the clinic this year, plus Spring Bank’s STING agonist candidate, the intravenously administered SB 11285, which as many of you know, entered the clinic in the fourth quarter of last year, 2019. We believe the combined company will have a unique portfolio of differentiated product candidates that have the potential to address limitations of current immunotherapeutics, targeting multiple cancer treatment opportunities, with the potential to serve the needs of a large and growing number of patients.

On slide number 3, you can see the general terms of the proposed transaction. Under the terms of the share exchange agreement, the F-star shareholders have agreed to exchange their shares, F-star shares, for newly issued Spring Bank common stock, subject to the satisfaction or waiver of customary closing conditions, including the receipt of the required approval of the Spring Bank stockholders. On a pro forma basis and assuming a proposed $25.0 million concurrent financing by F-star, the current Spring Bank equity holders and F-star equity holders will own approximately 38.8 percent and 61.2 percent, respectively, calculated on a fully diluted basis using the treasury stock method and, in the case of Spring Bank, excluding out of the money options and warrants. The actual allocation will be subject to adjustment based on Spring Bank’s net cash balance at the closing of the transaction and the proceeds received by F-star in the financing that will close immediately prior to the closing. The total cash balance of the combined company at the closing of the combination is expected to be at least $40.0 million.  In addition, the combined company expects to have multiple opportunities to raise non-dilutive capital from existing and future business development collaborations over the next two to three years.  Prior to closing, Spring Bank will seek stockholder approval to affect a reverse stock split of its outstanding common stock so that the combined company satisfies the continued listing requirements of the Nasdaq Capital Market.

In addition to the anticipated equity ownership of the combined company, our Spring Bank stockholders of record as of the close of the combination will have the opportunity to receive potential future value in the form of two contingent value rights associated with, first, the ongoing Spring Bank SB 11285 IV clinical program and, second, Spring Bank’s STING antagonist research platform. Subject to the terms of the first CVR agreement related to the

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

Spring Bank STING agonist program, if a strategic collaboration transaction is consummated for SB 11285 by the combined company during a period that is the longer of one and half years following the closing of the combination or one year after the final database lock of the current SB 11285 IV Phase 1a/1b trial, those Spring Bank shareholders will receive the greater of 25 percent of the upfront payments in the strategic collaboration agreement or $1.00 per share. Subject to the second--the terms of the second CVR agreement related to the Spring Bank STING antagonist research platform, if one or more strategic transactions are consummated for the Spring Bank STING antagonist research and development platform by the combined company for a period of seven years following the closing of the combination, those equity holders will receive 80 percent of the net proceeds from such transactions.

If Spring Bank concludes a strategic transaction for the STING antagonist research platform in advance of the closing of this proposed combination, Spring Bank will be entitled to include the net proceeds from such transaction to enhance its net cash position, and the ownership share of the combined company held by Spring Bank equity holders will be increased accordingly.

Of the current Spring Bank board members, David Arkowitz and Drs. Todd Brady and Pamela Klein will continue as directors of the combined company.

I will now turn the presentation over to Eliot Forster, the Chief Executive Officer of F-star, who will provide a description of the differentiated technology platform and compelling pipeline of his company. Eliot.

Eliot Forster

Thank you Marty, and thank you for the kind introduction. It has been a pleasure to get to know you through this process and my compliments to you and your team for the hard work and professionalism that has enabled our two companies to reach this point. I can speak for all of F-star when I say how delighted we are with this proposed combination of our two companies.

We believe the combination of Spring Bank and F-star will bring together the resources and experiences necessary to rapidly advance the combined four product candidates to meaningful clinical milestones over the next two years, to deliver both patient benefit and shareholder value. F-star has spent the past decade seeking to develop what, we believe, is a bispecific antibody platform that gives us the potential to develop highly differentiated best-in-class product candidates. We believe our efforts have been validated through significant pharma partnerships and progress in the clinic.

To start, I'd like to remind everyone of the promise of immuno-oncology.  With the approval of many new therapies, immuno-modulation has proven to be both an exciting and growing area and has brought real benefits to millions of patients with cancer. Despite this progress, however, it remains the case that these treatments fail to provide long lasting disease control for many patients.  On slide 5, I’d like to introduce you to F-star's vision for these patients: improving the lives of the 80 percent of patients who currently fail to have a durable response to immunotherapy.  We have built a novel technology platform that we believe has the potential to address the cancer immune resistance limitations of current immuno-oncology therapies.

On slide 6, you can see that the way we create these bispecific antibodies is unique to F-star, and delivers easy to manufacture, low immunogenic drug candidates to the clinic. Our tetravalent bispecific antibodies are patent protected and characterized by simultaneous activation of immune cells, as well as high selectivity and avidity for their targets.

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

On slide 7, we highlight three mechanisms by which F-star’s bispecific molecules have displayed activity in the preclinical studies and early stage clinical trials.  First, by crosslinking tumor and immune cells, in order to redirect immune cells to a tumor.  Second, by clustering receptors on exhausted immune cells to reactivate them, and lastly by acting in a conditional manner, to provide a wide safety window.

Now, turning to our pipeline.  On slide 8, you will see the four exciting programs that we expect to have in the clinic by year end.  FS118 is currently in the clinic in patients with late-stage solid tumors who have relapsed following prior checkpoint inhibitor therapy. It is expected that the ongoing US phase 1 trial will complete in the fourth quarter of this year, and has already shown early signs of clinical efficacy, established high-yield manufacturing and has a promising safety profile. We are excited to further establish the benefits of FS118 in a focused phase 2 proof of concept trial in this same hard to treat post check point patient group, and this is expected to start early next year.

FS120, is a phase 1 ready, potentially first-in-class, dual T cell agonist targeting OX40 and CD137 in patients with cancers that are unlikely to fully benefit from first generation immunotherapy. Based on our pre-clinical data, we believe FS120 has the potential to be a safe and highly effective antibody that is easy to manufacture. FS120 will be studied as a monotherapy, and in combination with checkpoint inhibition, in the phase 1 trial that is expected to start in fourth quarter of this year.

FS222, is a phase 1 ready, T cell redirector, targeting CD137 and PD-L1 in patients with cancers, importantly, including those with low expression of PD-L1. Based on our preclinical data, we believe FS222 has the potential to be a safe and easy to manufacture antibody, with the potential to eliminate tumors in patients, given the preclinical tumor elimination observed, and the potential for differentiation from its nearest clinical competitors.  FS222 will be studied as a monotherapy in the phase 1 trial that is expected to start in the first quarter of next year in Spain.

And, of course, for the fourth program, we are delighted to gain Spring Bank’s second generation STING agonist, SB 11285, that is currently in a Phase 1/2 study in patients with advanced solid tumors.

These four clinical stage programs give the combined company the opportunity to bring differentiated patients--benefit to patients with cancer and near-term clinical milestones that we believe will deliver stockholder value.

Turning now to slide 9, let me tell you a little bit more about each program, starting with FS118.  I mentioned FS118 targets both PD-L1 and LAG3, two mechanisms of resistance. To date, FS118 has been well tolerated, dosing patients, to date, for up to 16 months with no dose limiting toxicities.

On slide 10, you’ll see how a subset of patients has emerged that benefit most from this dual mechanism of action.  Through this study, we’ve recognized that patients with acquired resistance, or those patients that initially responded to a checkpoint inhibitor and eventually relapsed, were most likely to respond to FS118. So far in this Phase 1, we’ve seen one unconfirmed partial response, and over a quarter of the patients with acquired resistance, with no other treatment options, remain on the study for over 6 months with no disease progression.  As Duration of Response continues to gain traction in both the medical and regulatory communities, we believe we will be able to demonstrate that FS118 has the potential both to

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

extend patients’ lives and at the same time provide high quality of life.  And, one example I’d like to share with you is the patient with the longest duration of treatment.  This patient has anaplastic thyroid cancer and since being treated with FS118 has had her tracheal tube removed and is now talking and eating on her own.  That’s the type of survival benefit with a transformed quality of life that we are seeking to bring to patients with cancer.

Moving to FS120 on slide 11, this first-in-class dual T cell agonist has an open IND in the United States and is IRB approved.  We plan to move through a dose escalation trial to confirm the clinical safety of FS120 and then move into a combination trial with a commercially approved PD-1.

On slide 12, you can see how even in a challenging model like CT26, FS120 has shown an improvement over PD-1 monotherapy. But when dosed in combination with PD-1 in preclinical studies, FS120 has reached nearly 50 percent survival.  We believe that the combined mechanisms of CD137 and OX40 increase the anti-tumor response to PD-1 inhibition.  We look forward to taking this program into the clinic and seeking to improve the response rate of currently approved check point inhibitors, as well as the durability of response in patients with cancer.  On the right hand panel of slide 12, we have demonstrated how using the TCGA databases we can inform our biomarker-led development strategy, identifying tumors that we believe are likely to respond to FS120, including those for which immunotherapy is already approved.

Now, moving on to FS222 on slide 13, we believe this CD137/PD-L1 bispecific has the ability to redirect activated immune cells to the tumor and the potential to be efficacious in the PD-L1 low or “cold tumor” setting. This program is in the final stages of a European Clinical Trial Application package, the equivalent of a US IND. We plan to initiate the Phase 1 clinical trial in Spain to ensure that we are able to recruit the right patients in a time efficient manner.

The preclinical data on slide 14 on the left hand panel, show that in an MC38 mouse model, we observed 100 percent survival on treatment and at the end of this study these animal were also entirely tumor free, which you can see in the spider plots on the right hand side of the slide.

Turning to Slide 15, as I mentioned earlier, we are happy to add to our immune-oncology portfolio Spring Bank’s intravenously-administered STING agonist, SB 11285, that is currently in a Phase 1/2 study in patients with advanced solid tumors.  We look forward to continuing the development of this asset and anticipate an initial data readout from the monotherapy cohorts later this year, followed by an initial read out from the SB 11285 - atezolizumab combination cohort in the first half of 2021.

Now that I’ve walked you through our pipeline, which we are very excited about, let me tell you about the team who will be leading the combined company.  Slide 16 shows that we have an accomplished biotech leadership team who collectively, have brought 19 drugs to market. With large pharma experience at companies like Pfizer, BMS, GSK and AstraZeneca, this team knows drug development and is committed to delivering next generation immuno-oncology products to the patients who need them most.

Turning to Slide 17, we look forward to welcoming David Arkowitz, Todd Brady and Pamela Klein to the board of directors of the combined company and would like to thank the Board members who will be leaving the Board at the closing of the combination. We are also delighted to be joined by senior members of the Spring Bank executive and R&D teams to strengthen the roster of experienced staff delivering our programs.

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

Finally, with the support of bringing Spring Bank Pharmaceuticals Board and shareholders for the proposed combination with F-star we will create a new, exciting, company with a broad portfolio of first and best in class oncology assets that will have sufficient capital resources to execute our plan.

Lastly, I’d like to highlight for you the near term milestones and associated news flow that you can all look forward to.  On slide 18, we’ve highlighted what you should expect to see, both in Press Releases and shared at scientific conferences.  I think you’ll agree with me that the next few years will be transformative for the newly combined company and we look forward to sharing our progress with you.

In closing, I’d like to leave you with the highlights on Slide 19. F-star has a differentiated technology platform, generating tetravalent bispecific natural antibodies, protected by a robust patent portfolio. With an experienced management team and Board of Directors, F-star is committed to delivering novel immunotherapies for patients with cancer.

I will now hand back to the Operator who will direct the question-and-answer session.

QUESTION AND ANSWER

Operator

Thank you. We will now begin the question-and-answer session.  To ask a question you may press * then 1 on your touch-tone phone.  If you are using a speakerphone, please pick up your handset before pressing the keys.  To withdraw your question please press * then 2. At this time, we will pause momentarily to assemble our roster.

Our first question is from Mayank Mamtani from B Riley FBR. Please go ahead.

Mayank Mamtani

Thanks for taking my question and interesting combination. Look forward to seeing a lot more coming up. So, a couple of quick questions if you can. So, on the CD137 (INAUDIBLE) the two approaches that you have, can you please talk in context of some of the development that has happened in the past and I think approaches also being looked at as monoclonal antibodies, but also bispecifics, including yours but also several others. Can you just talk in context of the landscape for 41BB, please?

Eliot Forster

Yeah, sure, of course. So, right now there are, as you rightly say, a number of 41BB or CD137 programs in the clinic and we think we have a good differentiated profile from them given the structure and format of the bispecifics that I just described. There is also one monotherapy in the clinic as well and I think the difference between CD137’s of the day, the second generation of CD137s and those, which have been in the clinic previously, is that we now fully understand the mechanism by which CD137 is beginning to engage across T-cells and induce the immune response that we would expect of it. And, we’re very pleased to see data emerging from Pieris and Roche and others early in phase 1, granted, that demonstrate a good safety profile with the CD137 programs, as well as some early signs of efficacy.

So, we’re delighted to be in this next roster, two programs in the clinic in the very near term, and I think ways which we can demonstrate to differentiate as needed from those other programs.

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

Mayank Mamtani

Great, appreciate that overview. And, just quickly a follow up, which tumor types are you prioritizing and in which settings, monotherapy and combination, in the CD137 programs? Can you just speak to that? And, looking at your milestone slide, also, just to think about what are the next updates that could come from that?

Eliot Forster

Sure. So, of course, because the first programs are in phase 1, initially they will be all comers disease types. We will quickly, however, move to focus on those diseases that have the high overexpression of the pair of targets that we’re looking for each--for each of the separate programs. And, in particular, for FS222, which is the T-cell redirector PD-L1 CD137, we expect to be able to go to tumor types that have what we would call a low PD-L1 expression, and this is the feature that will clearly differentiate our strong--other programs that are doing the CD137 PD-L1 combination. And, so we’re excited to be able to begin to focus on the tumor types that we believe will differentiate the clinical benefit.

For both FS120 and for FS222, we will be in the process of initiating those phase 1 studies and then we’ll begin to report data during the course of next year, clearly around safety, PK/PD, and any preliminary efficacy we see in these phase 1 studies. And, then we would also anticipate later in the year, getting to a position where we can combine with a marketed PD-1 inhibitor. Clearly, all of that will be subject to the progress through the phase 1 study in the first instance, of course.

Mayank Mamtani

That’s great. And, my final question for the Spring Bank shareholders, could you just maybe give more details on the two CVRs? Like, what specific clinical milestones and I am sorry if I missed that. You may have talked about this earlier, but can you just give more detail on how those two CVRs become activated?

Martin Driscoll

Sure, Mayank, thanks for your question. This is Marty. There are two CVRs. The first relates to our STING agonist program, SB11285 as you probably know and remember. We’re currently in our dose escalation, both monotherapy in the combination. The first CVR is part of this opportunity for the shareholders just related to that program.

During the combined companies committed to continuing the current clinical trial, if for a period that the longer of which is a year and a half from the close of the merger or one year from database lock on the phase 1a/1b, if the combined company enters into a strategic combination for that program, the Spring Bank shareholders will receive the greater of 25 percent of upfront payments or $1 per share, so long as there are $18 million or more in upfront.

The second CVR, Mayank, relates to our STING antagonist program. If, for a period of seven years following the closing of the merger, if the combined company executes a strategic transaction or more for the STING antagonist program, the Spring Bank shareholders will receive 80 percent of the net proceeds from those transactions. Those are the two CVRs.

Mayank Mamtani

Excellent. Thank you, Marty, appreciate that color.

Martin Driscoll

Yeah, thanks for your support.

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

Operator

The next question comes from Maury Raycroft from Jefferies. Please go ahead.

Maury Raycroft

Hi, good morning, everyone, and congrats on this update. So--

Martin Driscoll

Good morning, Maury.

Maury Raycroft

Hi, Marty. This question is probably for you. It’s also on the CVRs--based on the CVRs too. But, I was wondering if you’ve held a competitive process to get closer to a strategic transaction or is this something that is planned potentially after initial data for 11285 is reported later this year? And, is there anything in its respect that you can say about the antagonist?

Martin Driscoll

Sure. So, to the first part, as we disclosed in the press release last night and it’s indicated in the 8-K, our board did have a strategic process but it was about looking for an important strategic combination for the company and led to this successful outcome here with the strategic combination with F-Star.

Regarding interest in the SB11285 program, it has been significant for the last couple of years. But, I think the greatest driver of an opportunity for a strategic collaboration will be clinical data. And, as you know, Maury, we have yet to disclose clinical data, which as Eliot indicated in his presentation, will start to emerge later this year. Hence the reason why when we talked to F-Star, we were quite interested in a CVR related to SB11285 and any potential strategic combination following the closing of this merger.

On the second question, Maury, on the STING antagonist, it’s going well. We’re excited. We’re at a point where we feel we can nominate a lead development candidate that will be orally available. We feel we’ve shown thus far good PK in animals, good efficacy against certain models, and we believe we can begin the IND enabling activities for that lead development candidate early next year and we’ll be focusing on certain inflammatory mediated diseases interferonopothies (INAUDIBLE). We’re still determining the best clinical pathway, the best clinical indications, but we’re quite excited that that’s moved along very well.

Maury Raycroft

Great, okay that’s helpful. And, then, for 11285, you provided some granular updates on enrollment in the past and so I’m just wondering if you can comment on the latest status--

Martin Driscoll

--Sure.--

Maury Raycroft

--with where you’re at. And then, I think you’ve mentioned ITOC potentially too as a conference where you could report data. It’s at the beginning of October coming up and we saw that there was a slot there for emerging clinical data. So, just wondering if you can provide any more specifics.

Martin Driscoll

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

Right. Sure. So, as you know, Maury, we’re in the dose-escalation of phase 1a and 1b. In the monotherapy, as we’ve already disclosed, we’re going well through the third monotherapy dosing level with each intravenously administered SB11285. Fortunately, we have not suffered any slowdowns due to COVID-19. That’s because of the work of some--hard work of some investigators in our team.

So, we are getting through the third monotherapy dosing cohort. Shortly, we will begin the first combination dosing cohort with Roche’s Tecentriq®/atezolizumab. We--investigators are close to screening patients for that. I would expect that dosing will begin in the first combination of this cohort certainly before the end of the summer if not sooner. So, going well.

With that--I don’t want to violate any embargos with the sites, but we will be presenting some initial data from the monotherapy cohorts this fall at--so far already at a couple of the oncology scientific sessions. But, I want to be careful that, Maury, I don’t give the specific meetings yet because I’m not--I might be violating some embargos with the conferences. But, as we’ve said before, we will be presenting data this fall, the first data from the SB11285 monotherapy dosing cohorts, later this year, here at the end of the third quarter, into the fourth quarter.

Maury Raycroft

Got it, understood. And, last question just based on the bispecific platform, just wondering if you can--if you guys can give a status update on intellectual property and where you’re at with that, if it’s in process or something that’s well established, and how it compares--how the platform compares to some of the other competitors out there potentially.

Eliot Forster

I’ll pick that up. This is Eliot. Yeah, so the platform we’ve been developing and validating over the last decade, in fact, and much of that has been ourselves but also in collaboration with our pharma partners. The reason we uniquely use this format that I showed on one of the earlier slides is because we have an extensive, over 200 granted  patents protecting the platform so no one else can play in this space and we continue to bolster and refresh that portfolio of patents, of course, continuously.

We believe that the differential--that this enables from other bispecific formats is that we stick very closely to the natural IGG structure and make very few changes in order to create the bispecific tetravalent molecules that we do. So, for instance, the modifications we make in the FC region of that antibody are limited to two or three handfuls of substitutions of amino acids. And, so this then leads to several consequences. So, one is we can control clearly the binding and ability to both targets, but we stick closely to the natural IGG1 format and so manufacturing is pretty straightforward. We get high yields from simple, well-established processes and in addition to that, we’ve now demonstrated a very low propensity for immunogenicity. So, we have stable molecules, low immunogenicity, easy to make and highly patent protected.

Maury Raycroft

Great, okay that’s very helpful. Congrats again and thanks for taking my questions.

Martin Driscoll

Thanks, Maury.

Operator

Again, if you have a question, please press *, then 1. The next question is a follow up from Mayank Mamtani from B Riley FBR. Please go ahead.

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

Mayank Mamtani

Hey, thanks for taking my follow up. Just quickly, Marty, the COVID efforts that you had with the RIG-I agonist, could you just give us an update on that?

Martin Driscoll

Sure. Yeah, so we--what we’re doing with that is twofold. We have sent inarigivir to the request of the NIH, down to the NIH. They’re running it in certain assays. They first did a MERS and SARS assay and we saw--they saw good activity and now they’re running it in an assay specific for the virus that causes COVID-19. We do not have any data. We do not have any data to disclose. We’re still waiting for that work. As you might imagine, they’re pretty busy.

We’re in discussions with groups that are studying BCG vaccines against COVID-19. There is some evidence in the literature that a RIG-I agonist could be an optimal adjuvant to BCG vaccines. So, we’re in discussions and we’ll be providing--probably providing compound to these groups to see if that can be the case. So, those are essentially the efforts we’re involved with at this time as it relates to COVID-19.

Mayank Mamtani

And, maybe just a follow up. How--and this can be addressed to Eliot or yourself. How--anything that comes from the structure in the longer term transaction, how does it become from an economic standpoint or from a portfolio evaluation standpoint for the combined business?

Eliot Forster

So, does that relate specifically to the COVID activity that’s been undertaken that Marty’s just described?

Mayank Mamtani

Right.

Eliot Forster

So Marty, do you want to take that?

Martin Driscoll

Oh, let me take that, Mayank. The--as we disclosed in the press release yesterday, the inarigivir program and the HBV programs will not be brought into the combined company. Instead, we have the capability prior to the merger closing to seek to monetize those programs and we have discussions going on in that regard. We’ll take the proper steps to see if that program continues in other ways, but inarigivir or any of the HBV assets are not going to be included in the combined entity.

Mayank Mamtani

Got it. Thanks for the clarification. Thank you.

Martin Driscoll

Sure.

Operator

The next question comes from Li Wangzhi from Ladenburg. Please go ahead.

Wangzhi Li

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

Hi, can you hear me?

Martin Driscoll

Sure can.

Eliot Forster

Yes, clearly.

Wangzhi Li

Okay, great. Thanks for taking my questions. So, this is Wangzhi Li from  Ladenburg. I think I have two questions. The first is about your bispecific platform. I think you mentioned some differentiation for bispecifics. I don’t know if you can add more color in terms of functionally. Do you see any differentiations for your platform in terms of tetravelents or these type of all natural formats? Also, I want to clarify for your bispecific technology, can you retain the ADCC activity or are you have to silence the FC region?

Eliot Forster

Sure. So, let me take those in two parts. So, let me turn to FS222 as an example of the sort of differentiation we get. So, FS222 as a reminder is the PD-L1 CD137 bispecific T-cell redirector and we have conducted work to show that compared to other formats, the tetravalent bispecific format enables effectiveness in settings in which PD-L1 expression is low. And, as you will know very well, that this has been an area in immuno-oncology which has been difficult to get real traction in because of that low expression of PD-L1 and the way in which our molecules cross-link and cluster, as described, enables this differentiated binding and outcomes profile.

And, what we will be doing in the clinic within the early settings to go into those patient types, you have this particular profile and hopefully demonstrate that differentiated profile. So, that really comes directly from this format that I described a little while ago.

You asked a question about the FC gamma, so the ADCC function. It remains intact with some modifications we make in order to create the bispecific tetravalent format, as do other FC receptors, such as the enable centerHowever, we choose using the LALA mutation to knock out the FC gamma receptor really to avoid killing the cells we’ve stimulated. We think it’s self-defeating and interestingly, the second generation CD137 molecules, the bispecific format of that, so from Roche for example, also have this knocked out FC gamma receptor and that appears to be one of the factors leading to a good safety profile, at least in early clinical studies with this second generation of CD137 bispecifics.

Wangzhi Li

Got it. That’s helpful. So, maybe speaking to your lead program, FS118, you already provide a helpful overview of topline results. I guess the (INAUDIBLE) is what should we expect at the scientific presentation? Also for your proof of concept trial you mentioned will be in head and neck cancer. Just wonder the rationale for that. And, also, what this is about combination options, especially in light of the (INAUDIBLE) data (INAUDIBLE) expression.

Eliot Forster

Yeah, so I think as we’ve said, we expect to report the phase 1 data by the fourth quarter of this year. I think I’ll use the same sentence that Marty used, which is for the reasons of embargo, we best not mention which conference we’re targeting, but we are targeting a conference for later this year for those topline results.

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM

The reason we pick the head and neck patient cohort for proof of concept is that they have the right biological profile for patients who have the acquired resistance clinical pathway. So, that’s those patients who have a response to a checkpoint inhibitor and then became refractory. That’s the acquired resistance group and within them, we have now understood the microenvironment, biology, and biomarkers that are necessary to provoke a response in head and neck patients, amongst many others, have that particularly good profile.

And, what’s, I guess, both good and bad, so good in the sense of more patients available, is that as you know, head and neck approvals for the well-used checkpoint inhibitors are growing and are aligned. That means, more patients get treated, but unfortunately, more patients also become refractory and therefore, these patients are available for the clinical trails. So, not only do head and neck patients have the right biological and clinical pathways, but they are available for recruitment in, unfortunately in growing numbers from the patient’s perspective.

And, then the final question was with respect to combinations with FS118. Yes indeed, we are progressing with a monotherapy approach first, the head and neck trial that we’ve just discussed, but on the assumption that we get positive, and we anticipate positive data from that study, then we will of course expand that monotherapy approach. We’ll quickly look to other combinations and there are certainly obvious combinations we should make into that setting once we’ve established that platform of benefit.

Wangzhi Li

Got it. Thanks so much for taking my questions.

Operator

This concludes our Question & Answer session.  I would like to turn the conference back over to Eliot Forster for any closing remarks.

CONCLUSION

Eliot Forster

Thank you very much. I’d really just like to, once again, reiterate how delighted we are with this proposed combination and thank everyone for their efforts over the recent time to come to the point we’re at today. Again, it’s been a pleasure to work with Marty and his team. I’m particularly excited that this combined entity will be able to make a real difference to patients who don’t fully benefit from the current immunotherapeutic approaches. So, thank you very much.

Operator

The conference has now concluded.  Thank you for attending today’s presentation.  You may now disconnect.

Spring Bank Pharmaceuticals

Thursday, July 30, 2020, 7:30 AM